EXHIBIT 99.2

MergeQ4Earnings

Speaker 1: And thanks to all of you for joining us this morning. I'm pleased to have the opportunity to share our 2012 Q4 record results as well as an update on the company's market outlook and our strategies for 2013. Before I begin this discussion, I want to first address the announcement we made in September of 2012. As you'll recall, at that time, we stated that our board of directors, in response to certain inquiries, made to Merge last year, had retained Allen & Company LLC, a New York based investment banking firm, to assist Merge in exploring and evaluating a broad range of strategic alternatives.

S1: Following discussions with other companies in our sector, as well as with various private equity firms, we received several non-binding indications of interest. Our board has unanimously determined that the valuation ranges set forth in these indications of interest, did not appropriately value the company. During this lengthy process, management remained very focused on the execution of our operational plan, as evidenced by our strong Q4. Going forward, we will continue this momentum and build Merge organically.

S1: In Q4 we saw one of the strongest selling quarters in Merge's history. As we've done in the past, I will provide an update on the Merge healthcare side of the business and Justin Dearborn will provide an update on the Merge DNA operating group. But before we turn to Q4, I think it's very important to look back even further. Two years ago, Merge was a $190 million company. Last year we ended our fiscal year at $235 million in revenue, up from that 190, and this year we are finishing the year 251 million. Our healthcare bookings are up 40% year over year while eClinical bookings are up 79%. Additionally, we grew our subscription backlog by 82% while still maintaining our non-recurring backlog. To me, it's very clear that we've made substantial progress.

S1: For the fourth quarter specifically, revenue increased to a healthy 65.1 million on a pro forma basis. Adjusted EBITDA was 13.9 million representing 21% of pro forma revenue. Subscription based pricing arrangements generated 13.5% of total revenue in the quarter as subscription backlog grew 12.8%. For the Merge healthcare portion of the business, revenue was 57.4 million with subscription revenue comprising 3.1% of total revenue for this operating group. Adjusted EBITDA for the group was 15.1 million or 26.3 of pro forma revenue. Our strong quarter was driven by sales of iConnect, adoption of our subscription based solutions and growth in several specialty areas. Let me briefly speak to each of these.

S1: This quarter, 12 more clients embraced the enterprise imaging strategy with our iConnect Enterprise Clinical Platform, ranging from large IBNs to community hospitals. I'm pleased to report we saw a positive trend this quarter with customers, including Northeast Georgia Health System, who do not use Merge packed platforms, selecting our vendor neutral archive. Competitors in this space have tried to claim that a company like Merge cannot be vendor neutral because we offer a PACS. However, the selection of Merge by clients like Northeast Georgia, proves that our iConnect Enterprise Archive is a compelling choice regardless of the clients legacy PACS.

S1: As we have mentioned in the past, our VNA, which you may recall is the global market leader of VNA, is integrated through over 45 non Merge clinical systems. Northeast Georgia joined clients including Health Ventures of Central Iowa, St. John's Providence Health System, Edward Hospital and Altru Health System, who also selected Merge's iConnect solutions to enable their enterprise imaging strategies. Remember, it was only two years ago that we started broadly selling and promoting the iConnect platform. At that time, we predicted health systems were not going to be reimbursed for duplicate images. Payment models are changing and it's clear, like no time in the past, that interoperability and particularly, imaging interoperability, is imperative to a health systems success.

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S1: The second part of our strong quarter was fueled by growth in our subscription backlog. It was up $20 million or 82% in 2012. As of today, clients have contracted with us to move more than 4 million annual studies in the Merge Honeycomb Archive, our cloud-based archiving solution, now live and running. When customers sign up for Honeycomb Archive they contract to pay a per study fee, almost like a toll booth, for every image ingested into the cloud, plus a small monthly archiving fee. These arrangements are generally three-year agreements and each client agrees to a minimum annual study volume for their contract based on their size.

S1: The market opportunity here is significant. On an annual basis, 800 million imaging exams are done in the United States. Honeycomb allows hospitals and imaging centers to satisfy federal requirements to have disaster recovery plans in place and it also solves referring physician and consumer engagement needs at the same time. As I said in Q1 of 2012, the subscription based model is here to stay and I'm glad that we've seen such rapid adoption of this approach amongst our client base. Just last week, in fact, we sold our first Honeycomb Archive through our inside telesales team. We're very excited by the idea of expanding this and selling Honeycomb to our installed client base via the inside team. That install base, by the way, consists of over 2,200 imaging centers nationwide.

S1: Third and finally, in Q4, we saw strong growth in specialty areas of cardiology and orthopedics. In cardiology, for the second year in a row, our Merge Hemo solution was named Category Leader in the 2012 Best In Class Award Software and Services Report for Cardiology Hemodynamics. And between our Merge Cardio and Merge Hemo Solutions, we added 17 more clients to the Merge family including Borges Medical Center, Du-page Medical Center, Boca Raton Regional Hospital, St. Thomas in Nashville and Palos Hospital among others.

S1: Recall, cardiology imaging practices are now completely owned by hospitals and they are the second largest imaging silo within these hospitals. Combined with radiology images, cardiology provides the anchor storage and archive for Arcana next week. Another specialty area which we saw growth was orthopedics. We launched a new version of Merge Ortho PACS at the mid-point of 2012 and the market really responded in Q4 with 34 clients selecting and contracting for this solution for Merge.

S1: In addition to these primary sales drivers, Q4 boasted several other highlights. By the end of 2012, radiology clients using Merge Solutions received an estimated 14 million dollars in Meaningful Use incentive payments. For an industry that a few years ago did not think Meaningful Use applied to radiology, this is quite an accomplishment. We're proud that we've been taking a leadership position in advocating for radiologists and enabling them to be eligible for this program. As Meaningful Use moves forward in their requirements for imaging sharing become increasingly stringent in both Stage 2 and Stage 3, we have announced a strategic partnership in Q4 that will ensure our continued leadership in this area.

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S1: Specifically, we announced that we will connect our extensive imaging network with the Sure Scripts network for clinical interoperability. We're very excited about this partnership as Merge is the first specialty contact provider to the Sure Scripts Network. This new offering, which we're calling the iConnect Network, will allow hospitals and imaging centers to provide electronic delivery of imaging reports to care provider organizations through any EHR.

S1: This new offering built on the clear patient referral concept we previewed at RSNA back in November. Because of Meaningful Use Stage 2 reports and images will have to be delivered electronically to referring physicians. That simply means that electronic access will need to be provided to over 37 million images per year, a substantial marketplace opportunity. However, the cost for a large health system to connect to every EHR that is being used in their community can be hundreds of thousands of dollars, not only to build but maintain point to point interfaces.

S1: This solution fixes that. The iConnect Network will completely eliminate this and allow a health system to deliver reports and eventually access patient images to any EHR in the community just by "Plugging In" to the merged iConnect Network. We believe that the iConnect Network, in combination with Merge Honeycomb, represents over 550 million dollar marketplace opportunity that we can penetrate. This announcement has been met with interest and great enthusiasm amongst our client base. And by the end of 2013, just like Honeycomb, we expect to have several million iConnect transactions under contract live and contributing to our subscription revenue model. This will be reflected in margin acceleration and recurring revenue as we become "The Network" by which all images are shared.

S1: Think about it this way, if two years ago we were waiting for the EHR game to expire and we survived and in many ways thrived in 2012 as the government extended EHR timelines yet one more year, what we have now are millions of EHR nodes across the country. The problem is they're not connected, and more importantly, they're not connected in sharing images, Merge's core competency. Those are the highlights from Q4. While 2012 did have its challenges, I believe that across the business we are stronger than ever. At this time last year, we had line of sights of one or two deals that were five million dollars or greater. We were able to win one of those opportunities with Advocate Health Care.

S1: Today, I'm pleased to report we have line of sight to three deals that are each $10 million plus within the very near future. This and our 2012 progress gives me great confidence in the 2013 guidance that we've provided. We expect to see continued traction from our subscription-based offerings resulting in an increase in back log of at least 25 million or 50 plus percentage growth by the end of 2013. With pro forma revenue between 265 and 275 million and adjusted EBITDA growing to 22% to 24%.

S1: In 2013, we know that millions of images will be moving to the cloud and millions more that are currently stored in a PACS or in non-Merge VNA will need to be accessible to an EHR to meet the Meaningful Use Stage 2 and then Stage 3 requirements. Every one of those studies that moved to the Merge Honeycomb Cloud, or a part of our iConnect Network, is a transaction for which we'll charge our clients. Layer on top of that, our client base of 1,500 hospitals, 6,000 clinics and you can see the substantial opportunity this represents for our company.

S1: This year we also believe that 50 plus VNA buying decisions will be made by leading healthcare organizations across the country. Remember, a recent independent report ranked the Merge VNA number one in the world. Based on that, we expect to win many of these deals. Again, if I look back two years ago when we first announced the iConnect platform, which is composed of iConnect Share, iConnect Access and iConnect Enterprise Archive, clients initially began to embrace the enterprise imaging approach by starting with Share and Access. An Access or Shared deal would typically be in the hundreds of thousands of dollars. Now, they're moving forward with their strategies and looking at our VNA. A VNA deal can be multi-million dollar project and our 2013 pipeline is a good indication of this trend.

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S1: Additionally, while competition in the VNA space is fierce, we believe that several main competitors may not be as focused as they've been in the past. One such competitor, which had been gaining ground in the market place, was recently acquired by a much larger company that is not known to be a core HIT provider. As we all know, an acquisition by a larger company means a lot of change; change to culture, change to pace and changes to level of investment. We believe we can capitalize on this opportunity.

S1: My last comment today, as we look forward in the 2013, is about our debt. Several years ago, the most frequent question we would receive from shareholders and investors was simple: "Will you be able to service your debt?" Today, we are one payment away from having more flexibility to consider refinancing these notes if we so choose. So again, the strategic process is behind us. We remain laser focused on growth across our business and delivering upon the guidance we've provided for 2013. I believe that we have the right partnerships and the team in place. We have strong momentum and a substantial market place lies in front of us. With that, I'd like to turn it over to Justin Dearborn.

Speaker 2: Thanks, Jeff. I'm happy to share an update on Merge VNA business. From a financial perspective this quarter, Merge VNA generated 7.7 million in pro forma revenue with 24.7% adjusted EBITDA margin. Further, subscription revenue comprised over 90% of total revenue for this operating group, while backlog at December 30th grew $5.5 million to 34.9 million and is 100% subscription revenue based. We continue to see tremendous growth from our eClinical Group since the launch of our new platform, Merge eClinical OS, at the end of Q2. Sales continue to grow aggressively both from new and existing customers and new system capabilities continue to increase total contract value.

S2: We gained 32 clients across the globe, including B Study China, ZyXEL, Global Genomics Group, Roche, [14:12] ____, Tampa General Hospital and the world's largest endpoint coordination center. Q4 saw 65% growth in the number of sites using our solutions on top of 25% growth in Q3. 57% growth in number of studies under contract on top of 40% in Q3. On the full year-over-year basis, bookings increased 79%. We continue to see strong demand across all customer segments with the especially strong demand from our clinical research organization channel.

S2: Our partners continue to expand their use of our tools for all trial phases. We signed 192 contracts in Q4, far exceeding our best quarter. One good example of a healthy six-figure client win that shows the strength of our ability to cross-sell into existing healthcare clients is Tampa General Hospital. As an existing Merge Cardio and Merge Hemo client, Tampa General Hospital was excited to expand their partnership and selected Merge's clinical trials management solution for all their clinical trials. Now, Steve, will provide an additional comments on the quarter's financial information.

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Speaker 3: Thanks, Justin. During the fourth quarter and for the full year 2012, revenue generated through subscription and other highly predictable revenue sources approximated 60% of total revenue. Subscription revenue continued to account for approximately 15% of revenue, while maintenance and EDI was 45%. Revenue generated through perpetual license agreements with our customers under which the software, hardware and professional services are considered to be sources of non-recurring revenue, contributed the remaining 40%.

S3: Pro forma sales were 65.1 million in Q4, which was within a half a million of GAAP revenue. Further, pro forma revenue for 2012 was 251 million. Both Q4 and full-year revenue were above analyst's consensus. As Jeff previously stated, we continue to expect pro forma revenue of 265 to 275 million for 2013. We again experienced strong growth in subscription backlog of 5.2 million in Q4 to 45.6 million at year-end. During 2012, subscription backlog grew by over 20 million, or 82%. And for 2013, we expect subscription backlog to grow by another 25 million, or 55%, led by our eClinical interoperability and Honeycomb solutions.

S3: Non-recurring backlog was 31.3 million at year-end, which remained constant to both Q3 2012 and December 31st 2011. While we continue to contract in a manner that best fits the needs of our customers, the goal is to focus on subscription as growth of this and other predictable revenue resources will help us attain our long-term 3-plus year goal of over 70% of the total revenue being generated by these sources. We expect that attainment of this goal along with other operational activities will stimulate operating margin improvement and allow us to eventually achieve an adjusted EBITDA percentage in the high 20s to the low 30s.

S3: During the quarter, Merge had 14.3 million of one-time charges, of which 13 million impacted adjusted EBITDA. We have included a table at the back of our earnings release illustrating pro forma results for Q4 with and without these items. The majority of the charge are 9.2 million, primarily relates to uncollectible billings from customer contracts obtained through certain acquisitions in the past few years. Excluding these charges, adjusted EBITDA would have been 13.9 million or 21.4% during Q4 and 52.5 million or 21% for 2012, both of which are above analyst consensus.

S3: We continue to expect adjusted EBITDA of 22% to 24% for 2013 up 2% to 4% from 2012. Excluding one-time items gross margin on a pro forma basis was 59% in Q4, which is consistent with the quarterly average for 2012 and compares to 63% in Q4 2011. Please recall, that the mix of software and hardware sales, both individually and as a percentage of overall sales, will continue to fluctuate and may impact our gross margin on a quarterly basis. Also, operating expenses excluding the one-time items as well as depreciation, amortization, restructuring and acquisition related expenses were 28.9 million in Q4 2012 compared to 26.9 million in 2011. The $2 million increase was primarily driven by bad debt expense of approximately 1 million recorded as a result of the inability to pay from a few customers contracted within the normal course of business.

S3: Turning to the balance sheet, cash generated from operations was 9.3 million in Q4 which is fairly consistent with the 9.6 million in Q3. Offsetting this was the 14.8 million semi-annual interest payment. As a result, cash decreased in the quarter to $36 million at year-end. Net accounts receivable or AR increased slightly in the quarter by 1.8 million to 72.1 million at year-end. Of this balance, over 60% was less than 30 days aged which speaks to the overall health of the AR at year-end. Along with AR, the activity on the current asset called revenue in excess of billings and deferred revenue will fluctuate on a quarterly basis due to contracted billing terms and the achievement of such milestones.

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S3: Revenue in excess of billings decreased by 2.5 million in the quarter to 18.8 million at year-end while deferred revenue increased in Q4 by 4 million to 53.3 million. Finally, accounts payable increased by 5 million to 24.4 million in the quarter primarily due to payment timing resulting from continued negotiation of more preferable payment terms with our significant vendors. With that, I'll now turn it back to Jeff.

S1: Thanks, Steve. I'd like to provide some color on the write-offs Steve just mentioned. Over the years, Merge has engaged in quite a few acquisitions; AMICAS, Confirma and Stryker among others. Over time, we synergized those acquisitions, operationalizing our business lines to achieve a one Merge. At this juncture, we feel that it is prudent and appropriate to write-off some one-time charges that mainly relate to billings from customer contracts obtained through those acquisitions before Merge own them. This does not affect our operations or our operating plan for 2013. This move was done with the full support of our Board and with the approval of our audit committee. And we believe it is the right thing to do as we start 2013. With that, operator, you may now open the call up for questions.

S?: Line is unmuted.

Speaker 4: Good morning, guys. This is Deepak Chaulagai from Dougherty. Can you hear me?

S1: Hi, Deepak. It's Jeff. Sorry, we were supposed to introduce you, but good morning.

S4: Good morning. Yeah, I thought so too. Could you provide just a little bit more color on the large deals that you alluded to in your prepared remarks and sort of compare and contrast where you were at this time last year, and what you see going forward in terms of the pipeline build?

S1: Yeah. Thanks a lot, Deepak. So again, part of a little bit of a lengthier call this morning was to demonstrate kind of the evolution of the strategy, right? So, iConnect Share and Access were the initial modules of the iConnect platform and those really were providing simple access and simple sharing across a health system. We knew that the bigger opportunity was always going to be in the content management or the vendor neutral archive. That would be where we would provide the solution that would allow all of the images from across their health system, whether they are Merge PACS or another system, to all get into our archive, right? That is a much heavier, much longer sale cycle, much more significant in dollars.

S1: And so, the fact that the EMR is over and people are now looking for requirements for Stage 2 and Stage 3, we saw beginning in Q3 and at the tail end of Q2, the activity there both from an RFP as well as from large academic, large integrated delivery networks, and some of the larger chains start to really invest. And as you know, and I've been in this business long enough, when the tipping point of the large academics in the large health system start the movement, they pull everybody else through, the community hospital, the large standalone, as well as the small work. So by virtue of the size of the shopper right now, such as the number of studies, the number of storage and the dollars just get bigger.

S1: So when we talk about these opportunities in the near term, we really see a complete enterprise solution, not just imaging, access, and share, but the core, which is the VNA and making that mobile. In addition, yet onto the second copy in the cloud for Honeycomb, and we're now in the position where we're quoting, facilitating, and in some ways, negotiating several large deals that we just haven't seen before, but that two years ago we knew were coming. So we're excited about the size of those. I'll be more excited when we win them and announce them. But, clearly, travel is up here and activity is up.

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S4: That was going to be my follow-up question. So it's really, really encouraging that you have these deals in your pipeline now. What do you think about the sales cycle in terms of when you could close them and put it in your backlog?

S1: Yeah. So, again, our data suggests that there's going to be about 50 decisions in the space, at least, over this year, and HIMSS will be a great point in time to see that type of activity. So if there's 50 throughout the year, and we're a global leader, my expectations were winning and we're holding serve and we're gaining market share. And so I don't think this is a backend loaded sales cycle. I think what we saw in Q2 at the end, and the start of Q3 in 2012, you had the typical healthcare 9 to 12 month cycle, and we'll start to see those penetrate the initial few in the next 60 to 90 days. And then I think they'll just be a consistent flow of these opportunities that now that we're completely focused on this, we have references and we've got our cloud up and running, we're in a much more formidable place to compete than where we were a couple of years ago when we were introducing the concept, and top of mind to a CIO was just introducing the EMR to get those initial meaningful used hours.

S4: Truly, that's really helpful color. One last one and I'll hop back into the queue. In terms of these one-off charges, primarily related to the acquisitions that you have made in the last several years, are we to expect anything else going forward, or do you think that this is the last one that you're taking your charge, and we should see, going forward, what I might phrase as a "cleaner quarter without these one-off charges"?

S1: Yeah. I think in more of a general discussion, the clean bill of health, the way you say that, may be the best way to think about it. I'll let Steve comment more detail, but again, I think what we wanted to do was close the process and enter 2013 stronger than ever, and I think this was the right thing to do. So, Steve, why don't you just elaborate?

S2: Yeah, and I would add, Deepak, that we wouldn't expect any significant negative charges going forward in the future. One of the items I pointed in the prepared remarks is AR as of year end, 60% plus was in less than 30 days aged category. So that gives us a lot of confidence in the health of the AR going forward.

S4: Thank you.

S1: Thanks Deepak. Operator, next question?

S?: I would like to introduce Chad Bennett.

Speaker 5: Hey, guys. Good morning.

S1: Hey, Chad.

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S2: Morning, Chad.

S5: Just a couple of questions for me. Can you give an update, Jeff, on how the EMC partnership is going and if expectations are still in line with what you were thinking when, I think, you guys talked about this at RSNA? And then, secondly, the $25 million backlog growth you expect this year, I think it's subscription backlog growth to be specific, Steve, you alluded to it and maybe Jeff can elaborate, I assume that's going to be primarily driven by eMerge healthcare versus the clinical business?

S1: Yeah, so two great questions. The EMC Partnership, again, just to recap, is more of a distribution arrangement. EMC, one of the largest storage platforms, they wanted a competitive VNA offering to go with their set portfolio of storage. Their big storage sits on Epic, sits on Cerner, sits on places like that. And so we were awarded their select program. A great example is the one I referenced in the call. Northeast Georgia, over 80% of their storage is on EMC Box. We already knew Northeast Georgia, but having EMC already be there where we could say our platform and our software is certified on their [28:55] ____ and their Atmos offering makes the process more comfortable and confident for everybody.

S1: So that was one tangible one, but we continued to in Q1, as most of Q1 for healthcare IT and companies are kicking off the year, we've done a number of go-to-markets, and almost of our storage platform partners, as well, I don't want to isolate EMC, we continue to see kind of a push/pull trend where more of these VNAs, which is more the heavier, more robust storage application, become more relevant to them than just accessing and sharing, which is more viewer driven, as you know. So that's really what we're seeing. Well, again, more highlights at our HIMSS Trade Show, but I think we're pleased with where we're at with with EMC and the progress.

S2: And then, Chad, this is Steve with respect to your backlog growth question. 2012, obviously, a lot of the backlog growth came from the VNA, specifically, eClinical. As we moved to that entire business, the subscription early in the year, we saw we had an opportunity to do that. As it relates to 2013, I would expect it to be more in the half and half range. Obviously it'll depend a little bit on how quickly a lot of these sales, the honeycomb sales come during the year, but we're looking overall for the entire year as a [30:19] ____. It would expect to be much more in the half to half range.

S1: Chad, just to top it off, not only in the VNA but the amount of proposals and quotes worth sending out to clients for the honeycomb archive, the reality is when we introduced it, it takes a while to stand it up and it takes a while to get through security and to make sure your partners are aligned. Just yesterday we sold yet another one through our inside sales team, so again, when in the future we talk about millions of studies under contract, then they go through the toll booth, that adds because it's a contractual commitment over a three year term that gives us help in that.

S1: The other thing which I'll talk about more in the coming months is our iConnect network. Being able to set up a network with our partner Sure Scripts, we'll provide every health system that has multiple EMRs or EHRs, the ability to not have to go to market and contract for singular point-to-point interfaces at hundreds of thousands of dollars, but to use the existing hub that routes millions of prescriptions today, in more of a subscription based environment, we'll also be a statistic we'll be profiling and we're excited about. That one was as much client driven as partner driven and we're very excited to bring that to market in the next few weeks as well.

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S5: Okay. And then just a couple of more for me. Under the quarter we're in now, the March quarter, how should we think about Tennessee's analogy there in the March quarter relative to the health IT space and you guys? And then secondly, do you have a target in the March quarter? I think the March quarter's typically a decent cash generation quarter. Do you have a target for cash by the end of the March quarter?

S1: Yes, so we'll start at the last one first. So, a number of our clients that we contract with in Q4, they make their first payments in Q1. Another... A number of our OEM partner agreements, they make their payments in Q1, so it sets up nice to their fiscal and budget years. Deals that we would've closed in Q3 or Q4, where you do payment milestones, may represent in Q1 and we don't have an interest payment, so we look forward to gaining traction on the AR front and we'll continue to report on that. In terms of seasonality, you're correct. What I think is our opportunity is to get off to a stronger start than we have in the past, because of some of these larger opportunities, can't commit or guarantee we can close them and bring them in in the next few weeks, but clearly the momentum is there and if we can pull one or two of these over, provides a great [33:12] ____ ramp to the guidance for the year, although we look at it annually and we're very confident with what we see across all...

[pause]

S5: Okay. Thanks guys.

S1: Thanks Chad. Next question, operator.

S?: I would like to introduce Ryan Daniels.

Speaker 6: Yeah, good morning guys. Thanks for taking my question. Jeff, I want to start with one for you on the end market, you highlighted, I think two times the 50 VNA bind decisions, and I'm curious if you can just give us a proxy of how that metric is tracked over the last few years, it seems like this is gonna be a bigger cycle, but can you give us a little bit of color on how big it is?

S1: Yes, so we tracked a few ways. It's not something we'll report on, but I wanted to just give an indication. So, through our CRM tracking tools Salesforce.com with our... Remember our Salesforce now has been with us over a year, in many cases, a year and a half right, 2010, 2011 we overhauled. So, we've had the same guys in the same dirt now for over a year and our intel and our relationship development, not only our current clients, but net new is really taking hold. So we're able to see, based on the number of proposals, we're generating the number of categories that we put the deal in if it's in a kind of a pipeline or is it forecasted, or it starts to get to a commit phase. And then we look at sheer RFP volume. It's fair to say that if you went to some of these large health care consulting firms, they're doing more imaging and inter-operability.

S1: And I think that's where this is starting to really show, Ryan, if I went to O'Rien, if I went to DB Moach, and I went to [34:55] ____, you'd hear more about imaging as part of their HIE strategy and if you want the large health systems where you've got 300 plus docs, getting that Stage 2 box checked for image and inter-operability really starts the question of how am I gonna access the images, and the only way to access that efficiently for a CIO is through the archive.

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S1: So, it's tracked three ways: One, the number of net new deals we've started, number of existing client proposals, the number of RFPs across that we're just competing in a more of a parochial process, and then the consulting HIE activity is all coming together and showing us where we're putting more of an investment in our sales, in presentation teams, in our product, in segmented marketing, and ultimately in our R&D, and in our investment, and our portfolio.

S6: And do you have a feel for kind of maybe a year of your growth in that? I assume with Meaningful Use Stage 2 and ECOs in front of you, and maybe the EHR implementations behind you that's probably seeing a nice uptake, is that fair to say?

S1: Yeah, I think it's fair to say that. I guess by definition there were probably 15 or so VNAs done last year. I think those were all defined as VNA, but I think I would had an asterisk because they could have been what I would call internally maybe an uber PACS because they just wanted a hospital where a health system wanted to consolidate two or three PACS into one, but it really wasn't a vendor neutral play, right? So I think it's a more robust offering today because they're looking at what I would say, and this is technical, but dicom which is the way we talk about radiology images, but they are looking at non-dicom and document management looking at JPEGs and wound care and things that just traditionally wouldn't have been in a pure PACS play.

S1: When we see that type of scope and that type of enterprise discussion from a CIO, that means he's really going wing-to-wing to image-enable an ecosystem where I think in the years past, some of these smaller private equity funded guys were poor to what they could deliver, and that was maybe just let's look at one or two PACS, delve them down and call that the archive. So the wider this goes, the bigger it is, the dollars get bigger and I think the ROI for that health system gets much bigger, and that's where we're seeing a lot of our demonstration, a lot of our reference activity and a lot of the intimate responses we're giving to clients to get them comfortable for their outside of PACS environment.

S6: Yep. Okay, that's helpful. That's exactly what I was looking for. Maybe two more quick ones. You mentioned also the internal sales team, it sounds like you're seeing some nice traction there, obviously you have a huge installed base to sell into. So, can you give us a little more color, I don't know that you've actually called out that internal team, so it must be seeing a little bit more success. So maybe the size of that, the investments, and the traction you are seeing there?

S1: Yeah. Like every more mature sales organization, you have to have kind of a career pathing. So for us it starts with our telesales, inside sales, which are gonna be more of our early entry level sales teams. We're educating them, and in the past, that group would have been eight to ten, we've beefed that up to 15 people. They're live and productive and they typically go after existing clients, lower dollar amounts, so that our more seasoned field sales organization teams can go after larger deals, and they work collaboratively.

S1: That group can focus now, again, their key is smaller sales, shorter sales cycle, and really the uptake here, Ryan, is the fact that Honeycomb is live and in production, because, most people, when they want to start archiving they want to sign today and being next week. They don't have a 12-month sales cycle, or they don't have a 12-month implementation, so this is more about a present solution that can go into a present market. And again, we look for that group to provide consistency in our sales and more intimate relationships with our clients and we're enjoying some of that early success, which is encouraging.

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MergeQ4Earnings

S6: Okay, great. That's great for me. I'll hop back in the queue, thanks.

S1: Thanks, Ryan. Operator, are there any more questions?

S?: Yes, I would now like to introduce Anthony Esposito.

Speaker 7: Good morning.

S1: Good morning, Anthony.

S2: Good morning, Anthony.

S7: First, I just wanted to ask about some of the new contracts, specifically, the cardiology and ortho and to the extent which those are really with new customers, or are they within the existing customer base?

S1: Yes, great, great question, Anthony. So, we'll split it in two. So, our orthopedic strategy initially began when we made an acquisition several years ago of the Striker Ortho Pad business, right? Striker was in the business of, not only selling the implants and the like, but also had a small, kind of throw away PACS system for orthopedics. Over time, that was a large base, but not really monetized. Our strategy was to use our core Merge PACS that we use in radiology so we have one system, but make it available to ortho which is gonna be smaller size files and maybe non-dicom in terms of the way you think about those. Many of our sales there are gonna be to the existing clients of Striker that are now merged where we're able to upgrade them and monetize a base that hasn't been monetized in the past. That base is 500 plus across the country, and we walk in more to a friendlier environment there, so we're gonna focus on holding serve there.

S1: In the cardiology space, it's more net new, right? Cardiologists have gone through the two-year earn out window when they were acquired by hospitals, our class rated number one system by a factor of 10 points gets us in the door. Not only from existing clients who expand by acquiring new hospitals, or by our competitors that are end of licensing several mission critical systems like hemodynamics. So, in the case of hemo, I would say 80 plus percent are net new, in the case of ortho, at least for 2013, we're gonna upsell the existing base and just monetize it better.

S7: Great, thank you. And then, I just wanted to clarify on your comments regarding the status of the senior notes and if that means that you're still kind of, what can we call those in May after the next coupons bid?

S2: Yeah, thanks Anthony this is Steve. I think what Jeff is saying in his prepared comments is that we now have an opportunity. There is a penalty out there. The penalty dropped significantly after May. The penalty goes away, for what it's worth, in May of 2014. So we continue to evaluate the economics of when is the right time to call those notes and we'll update everybody when it's appropriate.

S1: Yeah, Anthony this is Jeff, and again, this is starting my third year as the CEO of the company. I recall in my first year most questions I had from our investors or the community was, "Holy cow, you have this big 250 million, a big coupon, how are you gonna do it?" And my point is, well, we've done it. We're one payment away from at least the flexibility to consider alternatives, which I think is tremendous progress. We may not be in the mood to take on additional higher debt load even though we can get a lower rate. We may wanna wait it out, but at least we have the flexibility and the strength on our AR and our cash to endure that decision and discussion in a period where we've never been able to have that discussion. So I think it boast to the strength and focus of our team, and our clients, and the retention and the organic progress we've made here. So that's really more of an [43:23] ____ to go on Steve's more deliberate answers.

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MergeQ4Earnings

S7: Thank you.

S?: I would now like to turn the call back over to Jeff Serges.

S1: Well thanks, operator. I would like to wrap things up and thank you all for joining us with the few summary comments. First, we exceeded industries and analysts expectations for Q4. I'm very proud of the hard work by all of our teams. Second, we are reiterating our 2013 guidance and believe it reflects our pipeline, our marketplace, and our operational readiness. Third, we've halted the processes of exploring strategic alternatives, and management efforts are solely focused on the execution of a 2013 operational plan.

S1: You'll all have a chance to see this in full affect as we showcase our solutions at the HIMSS trade show. The largest Healthcare IT Conference which is taking place in New Orleans, March 3rd through March 7th. You can expect to see several additional announcements leading up to HIMSS as we prepare for this critical trade show which will help us achieve our goals for 2013. We're hosting an investor event at the HIMSS on Monday March 4th at noon at our booth. Please let us know if you'll attend so we can coordinate accordingly. Thanks again for joining us and we hope to see many of you in New Orleans. Have a great day.

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